Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT
Hudson Valley Holding Corp.	James J. Landy
21 Scarsdale Road	President & CEO
Yonkers, NY 10707	(914) 771-3230

Stephen R. Brown
Sr. EVP, CFO & Treasurer
(914) 771-3212
HUDSON VALLEY HOLDING CORP ANNOUNCES EARNINGS FOR THE
THIRD QUARTER OF 2009
Yonkers, NY, October 19, 2009 ... Hudson Valley Holding Corp. (NASDAQ:HUVL), parent of Hudson Valley Bank and New York National Bank, has announced earnings of $6.9 million for the third quarter of 2009, compared to $9.0 million for the same period in 2008, and compared to $0.3 million for the second quarter of 2009. Diluted earnings per share totaled $0.63 for the third quarter of 2009, compared to $0.80 for the same period in 2008 and compared to $0.03 for the second quarter of 2009. The third quarter 2009 results benefited from moderating credit trends, as compared to the second quarter of 2009, a stable net interest margin, modest loan growth and strong core deposit growth.
For the nine months ended September 30, 2009, net income was $13.8 million compared to $25.4 million for the same period in 2008. Diluted earnings per share totaled $1.27 for the first nine months of 2009 compared to $2.25 for the same period in 2008.
“We are pleased with our financial results for the quarter which we believe portends positively for the future,” President and Chief Executive Officer James J. Landy said. “Our core business continues to perform very well. Deposits grew a robust 18% for the first nine months of 2009, as total deposits eclipsed $2.0 billion for the first time and core deposits grew $65 million during the third quarter.” Mr. Landy stated that new customer acquisitions and enhancements to existing customer relationships were key factors contributing to the deposit growth.
“We believe in investing in the future,” Mr. Landy commented. “During the third quarter, we opened two new branches, one in Eastchester, NY and one in Milford, CT; and, in early October we opened a new branch in Stratford, CT., giving us 36 branches throughout the New York metropolitan area.” He went on to say “This type of investment will continue to provide us with future growth of our core business and is a critical element of our long term strategic plan.”
“We are convinced that our proven business model of providing our customers with superior service and innovative products will allow us to remain financially strong,” Mr. Landy emphasized. “Customers have shown through their actions that they value Hudson Valley’s brand of community banking.”
Net income for the three month period ended September 30, 2009 was $6.9 million or $0.63 per diluted share, a decrease of $2.1 million or 23.3 percent compared to $9.0 million or $0.80 per diluted share for the three month period ended September 30, 2008. Net income for the nine month period ended September 30, 2009 was $13.8 million or $1.27 per diluted share, a decrease of $11.6 million or 45.7 percent compared to $25.4 million or $2.25 per diluted share for the nine month period ended September 30, 2008. Net interest income increased for the nine month period ended September 30, 2009 compared to the same period in the prior year and decreased slightly for the three month period ended September 30, 2009 compared to the same period in the prior year. Although the Company was able to sustain and grow net interest income, it experienced significant declines in net income for both the three and nine month periods ended September 30, 2009, compared to the same periods in the prior year. These declines resulted primarily from sharply higher provisions for loan losses in 2009, significant adjustments for other-than-temporary impairment of certain investments, higher noninterest expenses, including a significant increase in FDIC deposit insurance premiums, and lower noninterest income.
Total deposits increased $330.5 million during the nine month period ended September 30, 2009. Approximately $101 million of this growth resulted from the transfer of certain money market mutual fund investments of existing customers to interest bearing demand deposits. This transfer was primarily due to the recent increase in FDIC insurance coverage of certain deposit products which was part of the legislation enacted in response to the current economic crisis. In addition to the above mentioned deposit growth, the Company also experienced significant growth in new customers both in existing branches and new branches added during 2008 and 2009. This growth was partially offset by some declines in balances of existing customers, primarily those customers directly involved in or supported by the real estate industry. Proceeds from deposit growth were used primarily to reduce long term and short term borrowings and to fund loan growth.
Total loans increased $85.4 million during the nine month period ended September 30, 2009 as the Company continued to provide lending availability to new and existing customers. This growth, however, was accompanied by a continued slowdown in payments of certain loans, such as construction loans, whose repayment is often dependent on sales of completed real estate projects, as well as additional increases in delinquent and nonperforming loans in other sectors of the loan portfolio which have also been adversely impacted by the severe economic conditions currently affecting the real estate markets.

The Company’s noninterest income decreased in 2009, primarily as a result of a significant increase in recognized impairment charges related to the Company’s investments in certain pooled trust preferred securities which have been adversely affected by the effects of the current economic downturn in the financial services industry, and decreases in investment advisory fees of its subsidiary A.R. Schmeidler & Co., Inc., a registered investment advisory firm located in Manhattan, New York. Fee income from this source experienced sharp declines beginning in the fourth quarter of 2008 and continued to decline during the first half of 2009 as a result of the effects of significant declines in both domestic and international markets. Although there has been recent improvement in the financial markets, significant additional improvement will be necessary for this source of noninterest income to return to past levels. At September 30, 2009, A.R. Schmeidler & Co., Inc. had approximately $1.2 billion of assets under management compared to approximately $1.3 billion at September 30, 2008.
Nonperforming assets have increased dramatically, particularly during the first half of 2009 as overall asset quality continued to be adversely affected by the current state of the economy. During the nine month period ended September 30, 2009, the Company has experienced significant increases in delinquent and nonperforming loans and a continuation of the slowdowns in repayments and declines in the loan-to-value ratios on existing loans which began in the second half of 2008. The severity of the economic downturn, particularly noted during the second quarter of 2009, has extended well beyond the sub-prime lending issue, and has resulted in severe declines in the demand for and values of virtually all commercial and residential real estate properties. These declines, together with the present shortage of available residential mortgage financing, have put downward pressure on the overall asset quality of virtually all financial institutions, including the Company. Continuation or worsening of such conditions would have additional significant adverse effects on asset quality in the future.
The 500 basis point reduction of short-term interest rates from September 2007 through December 2008 resulted in a steeper yield curve by late 2008 and into the third quarter of 2009. However, with interest rates at historical low levels, availability of long-term financing at interest rates attractive to the Company has been limited. This has resulted in many financial institutions including the Company replacing maturing long-term borrowings with short-term debt. While replacing long-term borrowings with lower cost short-term debt may have a positive impact on net interest income in the near term, this condition presents additional challenges in the ongoing management of interest rate risk to the extent that these borrowings are utilized to fund longer term assets at fixed rates.
As a result of the effects of changes in interest rates, activity in the Company’s core businesses of loans and deposits, an increase in loans as a percentage of total interest earning assets and other asset/liability management activities, tax equivalent basis net interest income decreased slightly by $0.2 million or 0.7 percent to $29.6 million for the three month period ended September 30, 2009, compared to $29.8 million for the same period in the prior year, and increased by $3.7 million or 4.4 percent to $88.4 million for the nine month period ended September 30, 2009, compared to $84.7 million for the same period in the prior year. The effect of the adjustment to a tax equivalent basis was

$1.0 million and $3.2 million for the three and nine month periods ended September 30, 2009, respectively, compared to $1.0 million and $3.5 million for the same periods in the prior year.
Non interest income, excluding net gains and losses on securities transactions and recognized impairment charges, was $3.9 million for the three month period ended September 30, 2009, a decrease of $1.6 million or 29.1 percent compared to $5.5 million for the same period in the prior year. Non interest income, excluding net gains and losses on securities transactions and recognized impairment charges, was $11.9 million for the nine month period ended September 30, 2009, a decrease of $3.4 million or 22.2 percent compared to $15.3 million for the same period in the prior year. The decreases were primarily due to a reduction in the investment advisory fees of A.R. Schmeidler & Co., Inc. Investment advisory fee income is expected to remain at reduced levels at least in the near term, due to the ongoing difficulties in the global financial markets. Non interest income also included recognized pre-tax other-than-temporary impairment charges on securities available for sale of $0.6 million and $4.1 million, respectively, for the three and nine month periods ended September 30, 2009 and $1.1 million and $1.5 million, respectively, for the three and nine month periods ended September 30, 2008. The 2009 adjustments were related to the Company’s investments in pooled trust preferred securities. The 2008 adjustments included a $1.1 million adjustment to a pooled trust preferred security and a $0.5 million adjustment related to the Company’s investment in a mutual fund which was sold in April 2008 without additional loss. The Company has decided to hold its investments in pooled trust preferred securities as it does not believe that the current market quotes for these investments are indicative of their underlying value.
Non interest expense was $18.9 million for the three month period ended September 30, 2009, an increase of $0.7 million or 3.8 percent compared to $18.2 million for the same period in the prior year. Non interest expense was $57.0 million for the nine month period ended September 30, 2009, an increase of $4.1 million or 7.8 percent compared to $52.9 million for the same period in the prior year. Increases resulting from the Company’s continued investment in its branch offices, technology and personnel to accommodate growth in loans and deposits, the expansion of services and products available to new and existing customers and the upgrading of certain internal processes were effectively offset by other cost saving measures implemented by the Company during 2009, however, overall noninterest expense increased primarily due to a significant increase in FDIC deposit premiums. These additional premiums were imposed by the FDIC to replenish shortfalls in the FDIC Deposit Insurance Fund which has resulted from the current economic crisis. Additional significant premium increases are possible for the remainder of 2009 and perhaps beyond.
In today’s economic and regulatory environment, banking regulators, including the Office of the Comptroller of the Currency (OCC), which is the primary federal regulator of the Banks, are directing greater scrutiny to banks with higher levels of commercial real estate loans. Due to the high percentage of commercial real estate loans in our portfolio, we are among the banks subject to such greater regulatory scrutiny. As a result of this concentration, the increase in the level of our non-performing loans, and the potential for further possible deterioration in our loan portfolio, we have expected since the end of the second quarter of 2009 that our Banks would be required by the OCC to maintain higher capital levels. In accordance with our expectations, as of October 13, 2009, the OCC required HVB to maintain, by December 31, 2009, a total risk-based capital ratio of at least 12.0% (compared to 10.0% for a well capitalized bank), a Tier 1 risk-based capital ratio of at least 10.0% (compared to 6.0% for a well capitalized bank), and a Tier 1 leverage ratio of at least 8.0% (compared to 5.0% for a well capitalized bank). These capital levels are in excess of “well capitalized” levels generally applicable to banks under current regulations.
To meet these increased capital ratios, the Company commenced an underwritten offering for $90 million of common stock and expects to grant the underwriters a 15% over-allotment option for 30 days after the closing.
The offering was temporarily postponed to hold a special meeting of shareholders to amend the Certificate of Incorporation to eliminate preemptive rights. The shareholders meeting will be held at 10:00AM ET on October 19, 2009. The Company expects to announce in its earnings conference call at 11:30AM ET on October 19, 2009 the status of the offering. If the offering is recommenced and is successful, earnings per share and dividends per share are expected to be reduced as a result of the increased number of shares outstanding and because we do not currently anticipate increasing the aggregate amount of our dividends.
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About Hudson Valley Holding Corp.
Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of two independently owned local banks, Hudson Valley Bank (HVB) and New York National Bank (NYNB). Hudson Valley Bank is a Westchester based bank with more than $2.4 billion in assets, serving the metropolitan area with 33 branches located in Westchester, Rockland, the Bronx, Manhattan, Queens and Brooklyn in New York and Fairfield County and New Haven County, in Connecticut. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. NYNB is a Bronx based bank with approximately $140 million in assets serving the local communities of the Bronx and Upper Manhattan with three branches. NYNB provides a full range of financial services to individuals, small businesses and not-for-profit organizations in its local markets. Hudson Valley Holding Corp.’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “HUVL”. Additional information on Hudson Valley Bank and NYNB Bank can be obtained on their respective web-sites at www.hudsonvalleybank.com and www.nynb.com.
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This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements refer to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or the banking industry’s actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include those identified in our Annual Report on Form 10-K for the year ended December 31, 2008 and our subsequent Quarterly Reports on Form 10-Q.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
Dollars in thousands, except per share amounts

	Three Months Ended
	September 30,
	2009	2008
Interest Income:
Loans, including fees	$27,822	$27,699
Securities:
Taxable	4,203	5,961
Exempt from Federal income taxes	1,756	2,001
Federal funds sold	38	97
Deposits in banks	20	18

Total interest income	33,839	35,776

Interest Expense:
Deposits	3,541	4,115
Securities sold under repurchase agreements and other short-term borrowings	73	753
Other borrowings	1,579	2,155

Total interest expense	5,193	7,023

Net Interest Income	28,646	28,753
Provision for loan losses	2,732	1,040

Net interest income after provision for loan losses	25,914	27,713

Non Interest Income:
Service charges	1,368	1,401
Investment advisory fees	1,934	3,264
Recognized impairment charge on securities available for sale (includes $1,782 of total losses less $1,185 of losses on securities available for sale, recognized in other comprehensive income at September 30, 2009)	(597)	(1,062)
Other income	636	851

Total non interest income	3,341	4,454

Non Interest Expense:
Salaries and employee benefits	9,551	10,774
Occupancy	2,143	1,838
Professional services	1,220	1,231
Equipment	1,233	1,040
Business development	495	526
FDIC assessment	915	279
Other operating expenses	3,374	2,500

Total non interest expense	18,931	18,188

Income Before Income Taxes	10,324	13,979
Income Taxes	3,426	4,930

Net Income	$6,898	$9,049

Basic Earnings Per Common Share	$0.65	$0.83
Diluted Earnings Per Common Share	0.63	0.80

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
Dollars in thousands, except per share amounts

	Nine Months Ended
	September 30,
	2009	2008
Interest Income:
Loans, including fees	$82,213	$78,024
Securities:
Taxable	14,133	19,005
Exempt from Federal income taxes	5,945	6,512
Federal funds sold	62	820
Deposits in banks	32	81

Total interest income	102,385	104,442

Interest Expense:
Deposits	11,096	14,866
Securities sold under repurchase agreements and other short-term borrowings	474	1,691
Other borrowings	5,605	6,696

Total interest expense	17,175	23,253

Net Interest Income	85,210	81,189
Provision for loan losses	17,224	3,485

Net interest income after provision for loan losses	67,986	77,704

Non Interest Income:
Service charges	4,373	4,256
Investment advisory fees	5,576	8,866
Recognized impairment charge on securities available for sale (includes $11,857 of total losses less $7,708 of losses on securities available for sale, recognized in other comprehensive income at September 30, 2009)	(4,149)	(1,547)
Realized gain on securities available for sale, net	52	148
Other income	1,976	2,177

Total non interest income	7,828	13,900

Non Interest Expense:
Salaries and employee benefits	29,769	30,912
Occupancy	6,148	5,493
Professional services	3,280	3,480
Equipment	3,273	3,129
Business development	1,535	1,626
FDIC assessment	4,554	561
Other operating expenses	8,460	7,657

Total non interest expense	57,019	52,858

Income Before Income Taxes	18,795	38,746
Income Taxes	4,995	13,354

Net Income	$13,800	$25,392

Basic Earnings Per Common Share	$1.30	$2.33
Diluted Earnings Per Common Share	1.27	2.25

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
Dollars in thousands, except share amounts

	September 30,	December 31,
	2009	2008
ASSETS
Cash and due from banks	$81,070	$45,428
Federal funds sold	68,671	6,679
Securities available for sale at estimated fair value (amortized cost of $519,568 in 2009 and $647,279 in 2008)	525,214	642,363
Securities held to maturity at amortized cost (estimated fair value of $24,157 in 2009 and $29,546 in 2008)	22,909	28,992
Federal Home Loan Bank of New York (FHLB) Stock	8,606	20,493
Loans (net of allowance for loan losses of $34,845 in 2009 and $22,537 in 2008)	1,750,917	1,677,611
Accrued interest and other receivables	15,748	16,357
Premises and equipment, net	30,667	30,987
Other real estate owned	5,063	5,467
Deferred income taxes, net	17,505	14,030
Bank owned life insurance	24,137	22,853
Goodwill	20,933	20,942
Other intangible assets	3,481	4,097
Other assets	3,869	4,591

TOTAL ASSETS	$2,578,790	$2,540,890

LIABILITIES
Deposits:
Non interest-bearing	$723,663	$647,828
Interest-bearing	1,446,148	1,191,498

Total deposits	2,169,811	1,839,326
Securities sold under repurchase agreements and other short-term borrowings	55,232	269,585
Other borrowings	126,790	196,813
Accrued interest and other liabilities	26,239	27,665

TOTAL LIABILITIES	2,378,072	2,333,389

STOCKHOLDERS’ EQUITY
Common stock, $0.20 par value; authorized 25,000,000 shares; outstanding 10,556,554 and 10,871,609 shares in 2009 and 2008, respectively	2,371	2,367
Additional paid-in capital	250,726	250,129
Retained earnings	3,482	2,084
Accumulated other comprehensive income (loss), net	1,703	(5,144)
Treasury stock, at cost; 1,299,414 and 964,763 shares in 2009 and 2008, respectively	(57,564)	(41,935)

Total stockholders’ equity	200,718	207,501

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,578,790	$2,540,890

  Average Balances and Interest Rates
     The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the three month periods ended September 30, 2009 and September 30, 2008, as well as total interest and corresponding yields and rates. The data contained in the table has been adjusted to a tax equivalent basis, based on the Company’s federal statutory rate of 35 percent in 2009 and 2008.

	(000’s except percentages)
	Three Months Ended September 30,
	2009			2008
	Average		Yield/	Average		Yield/
	Balance	Interest(3)	Rate	Balance	Interest(3)	Rate
ASSETS
Interest earning assets:
Deposits in Banks	$40,573	$20	0.20%	$5,924	$18	1.22%
Federal funds sold	75,506	38	0.20%	11,103	97	3.49%
Securities:(1)
Taxable	378,847	4,203	4.44%	481,155	5,961	4.96%
Exempt from federal income taxes	170,326	2,701	6.34%	194,135	3,078	6.34%
Loans, net(2)	1,739,165	27,822	6.40%	1,542,239	27,699	7.18%

Total interest earning assets	2,404,417	34,784	5.79%	2,234,556	36,853	6.60%

Non interest earning assets:
Cash & due from banks	41,675			50,479
Other assets	115,189			105,878
Total non interest earning assets	156,864			156,357

Total assets	$2,561,281			$2,390,913

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$826,877	$2,284	1.10%	$638,833	$2,346	1.47%
Savings	103,308	133	0.51%	94,229	160	0.68%
Time	248,905	855	1.37%	248,388	1,376	2.22%
Checking with interest	270,984	269	0.40%	150,049	233	0.62%
Securities sold under repo & other s/t borrowings	72,275	73	0.40%	185,710	753	1.62%
Other borrowings	126,793	1,579	4.98%	196,825	2,155	4.38%

Total interest bearing liabilities	1,649,142	5,193	1.26%	1,514,034	7,023	1.86%

Non interest bearing liabilities:
Demand deposits	691,156			627,991
Other liabilities	25,175			33,724

Total non interest bearing liabilities	716,331			661,715

Stockholders’ equity(1)	195,808			215,164

Total liabilities and stockholders’ equity	$2,561,281			$2,390,913

Net interest earnings		$29,591			$29,830

Net yield on interest earning assets			4.92%			5.34%

(1)	Excludes unrealized gains (losses) on securities available for sale.

(2)	Includes loans classified as non-accrual.

(3)	Effects of adjustments to a tax equivalent basis were increases of $946 and $1,077 for the three month periods ended September 30, 2009 and September 30, 2008, respectively.

     The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the nine month periods ended September 30, 2009 and September 30, 2008, as well as total interest and corresponding yields and rates. The data contained in the table has been adjusted to a tax equivalent basis, based on the Company’s federal statutory rate of 35 percent in 2009 and 2008.

	(000’s except percentages)
	Nine Months Ended September 30,
	2009			2008
	Average		Yield/	Average		Yield/
	Balance	Interest(3)	Rate	Balance	Interest(3)	Rate
ASSETS
Interest earning assets:
Deposits in Banks	$16,705	$32	0.26%	$5,127	$81	2.11%
Federal funds sold	33,861	62	0.24%	31,376	820	3.48%
Securities:(1)
Taxable	428,116	14,133	4.40%	513,379	19,005	4.94%
Exempt from federal income taxes	190,456	9,146	6.40%	209,843	10,018	6.37%
Loans, net(2)	1,725,069	82,213	6.35%	1,430,477	78,024	7.27%

Total interest earning assets	2,394,207	105,586	5.88%	2,190,202	107,948	6.57%

Non interest earning assets:
Cash & due from banks	43,144			49,857
Other assets	117,423			102,435

Total non interest earning assets	160,567			152,292

Total assets	$2,554,774			$2,342,494

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$761,283	$6,831	1.20%	$645,501	$8,226	1.70%
Savings	99,508	361	0.48%	94,135	545	0.77%
Time	276,674	3,136	1.51%	253,365	5,190	2.73%
Checking with interest	240,378	768	0.43%	153,131	905	0.79%
Securities sold under repo & other s/t borrowings	118,241	474	0.53%	135,165	1,691	1.67%
Other borrowings	164,492	5,605	4.54%	203,321	6,696	4.39%

Total interest bearing liabilities	1,660,576	17,175	1.38%	1,484,618	23,253	2.09%

Non interest bearing liabilities:
Demand deposits	664,914			615,217
Other liabilities	28,997			31,383
Total non interest bearing liabilities	693,911			646,600

Stockholders’ equity(1)	200,287			211,276

Total liabilities and stockholders’ equity	$2,554,774			$2,342,494

Net interest earnings		$88,411			$84,695

Net yield on interest earning assets			4.92%			5.16%

(1)	Excludes unrealized gains (losses) on securities available for sale.

(2)	Includes loans classified as non-accrual.

(3)	Effects of adjustments to a tax equivalent basis were increases of $3,201 and $3,506 for the nine month periods ended September 30, 2009 and September 30, 2008, respectively.

HUDSON VALLEY HOLDING CORP.
Financial Highlights
Third Quarter 2009
(Dollars in thousands, except per share amounts)

	9 mos end	9 mos end	3 mos end	3 mos end
	Sep 30	Sep 30	Sep 30	Sep 30
	2009	2008	2009	2008

Earnings:
Net Interest Income	$85,210	$81,189	$28,646	$28,753
Non Interest Income	$7,828	$13,900	$3,341	$4,454
Non Interest Expense	$57,019	$52,858	$18,931	$18,188
Net Income	$13,800	$25,392	$6,898	$9,049
Net Interest Margin	4.75%	4.94%	4.77%	5.15%
Net Interest Margin (FTE)	4.92%	5.16%	4.92%	5.34%
Efficiency Ratio	56.8%	52.8%	56.5%	51.5%
Diluted Earnings Per Share	$1.27	$2.25	$0.63	$0.80
Dividends Per Share	$1.17	$1.38	$0.30	$0.46
Return on Average Equity	9.2%	16.1%	14.0%	17.3%
Return on Average Assets	0.7%	1.4%	1.1%	1.5%

Average Balances:
Average Assets	$2,554,774	$2,342,494	$2,561,281	$2,390,913
Average Net Loans	$1,725,069	$1,430,477	$1,739,165	$1,542,239
Average Investments	$618,572	$723,222	$549,173	$675,290
Average Interest Earning Assets	$2,394,900	$2,188,366	$2,407,514	$2,225,767
Average Deposits	$2,042,757	$1,761,349	$2,141,230	$1,759,490
Average Borrowings	$282,733	$338,486	$199,068	$382,535
Average Interest Bearing Liabilities	$1,660,576	$1,484,618	$1,649,142	$1,514,034
Average Stockholders’ Equity	$200,807	$210,096	$197,780	$209,798

Asset Quality — During Period:
Provision for loan losses	$17,224	$3,485	$2,732	$1,040
Net Chargeoffs	$4,916	$3,600	$2,064	$170
Annualized Net Chargeoffs / Avg Net Loans	0.38%	0.34%	0.47%	0.04%

HUDSON VALLEY HOLDING CORP.
Selected Financial Data
Third Quarter 2009
(Dollars in thousands)

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
Selected Balance Sheet Data	2009	2009	2009	2008	2008

Period End Balances:
Total Assets	$2,578,790	$2,562,048	$2,546,200	$2,540,890	$2,417,075
Total Investments	$548,123	$520,102	$629,153	$671,355	$636,323
Net Loans	$1,750,917	$1,746,190	$1,715,856	$1,677,611	$1,596,350
Total Deposits	$2,169,811	$2,135,247	$2,059,615	$1,839,326	$1,777,445
Total Stockholders’ Equity	$200,718	$194,751	$199,374	$207,501	$206,963
Tangible Stockholders’ Equity	$176,304	$170,131	$174,549	$182,462	$186,975
Common Shares Outstanding	10,556,554	10,571,056	10,600,251	10,871,609	10,935,029
Book Value Per Share	$19.01	$18.42	$18.81	$19.09	$18.93
Tangible Book Value Per Share	$16.70	$16.09	$16.47	$16.78	$17.10
Tier 1 Leverage Ratio	6.9%	6.8%	6.9%	7.5%	8.3%
Tier 1 Risk Based Capital Ratio	9.2%	9.0%	9.3%	10.1%	11.3%
Total Risk Based Capital Ratio	10.5%	10.2%	10.6%	11.3%	12.2%

Loan Categories:
Commercial Real Estate	$745,406	$731,927	$676,263	$642,923	$560,397
Construction	261,827	274,039	266,983	254,837	232,816
Residential	454,326	453,182	434,516	409,431	394,107
Commercial and Industrial	282,513	279,400	328,462	358,076	391,861
Individuals	26,824	25,887	18,775	21,536	21,617
Lease Financing	19,800	20,660	19,963	18,461	17,387

Total Loans	$1,790,696	$1,785,095	$1,744,962	$1,705,264	$1,618,185

Asset Quality — Period End:
Allowance for Loan Losses	$34,845	$34,177	$24,199	$22,537	$17,252
Nonaccrual Loans	$39,872	$41,308	$27,859	$11,284	$14,117
Loans 90 Days or More Past Due Accruing	$20,878	$11,039	$5,885	$7,019	$776
Other Real Estate Owned	$5,063	$7,188	$5,455	$5,467	$1,900
Allowance / Total Loans	1.95%	1.91%	1.39%	1.32%	1.07%
Nonaccrual / Total Loans	2.23%	2.31%	1.60%	0.66%	0.87%
Nonaccrual + 90 Day Past Due / Total Loans	3.39%	2.93%	1.93%	1.07%	0.92%
Nonaccrual + OREO / Total Assets	1.74%	1.89%	1.31%	0.66%	0.66%

	3 mos end	3 mos end	3 mos end	3 mos end	3 mos end
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
Selected Income Statement Data	2009	2009	2009	2008	2008

Interest Income	$33,839	$33,910	$34,636	$35,670	$35,776
Interest Expense	5,193	5,731	6,251	6,830	7,023

Net Interest Income	28,646	28,179	28,385	28,840	28,753
Provision for Loan Losses	2,732	11,527	2,965	7,540	1,040
Non Interest Income	3,341	1,837	2,650	4,704	4,454
Non Interest Expense	18,931	19,639	18,449	18,227	18,188

Income Before Income Taxes	10,324	(1,150)	9,621	7,777	13,979
Income Taxes	3,426	(1,460)	3,029	2,292	4,930

Net Income	$6,898	$310	$6,592	$5,485	$9,049